TELOS CORPORATION

19986 Ashburn Road

Ashburn, Virginia 20147-2358

SUPPLEMENT TO INFORMATION STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2007

On May 11, 2007, Telos Corporation (the “Company”) mailed an Information Statement (the “Information Statement”) to the holders of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Public Preferred Stock”) as of March 8, 2007 (the “Record Date”). The Information Statement was delivered in connection with the Special Meeting of Stockholders to be held on May 31, 2007 for the purpose of electing two Class D directors to the Company’s Board of Directors. The Company is furnishing to the holders of the Public Preferred Stock on the Record Date this Supplement to Information Statement in order to provide additional information concerning Seth W. Hamot, one of the Class D director nominees. The Company believes that this additional information is material and should be considered when deciding whether to vote for Mr. Hamot.

As previously reported, the Company is involved in litigation with Costa Brava Partnership III, L.P. (“Costa Brava”), a holder of the Company’s Public Preferred Stock (the “Litigation”). As disclosed in the Information Statement, Mr. Hamot is the President of Costa Brava’s general partner and also the Managing Member of Costa Brava’s investment manager.

The Company discovered recently that Mr. Hamot and Costa Brava’s counsel have been communicating with Wells Fargo & Company. Wells Fargo Foothill, Inc., a wholly owned subsidiary of Wells Fargo & Company, is the lender under the Company’s revolving credit facility (the “Credit Facility”). We refer to Wells Fargo & Company and Wells Fargo Foothill, Inc. collectively as “Wells Fargo” in this Supplement to Information Statement.

The communications sent by Costa Brava’s principal, Mr. Hamot, and Costa Brava’s counsel to Wells Fargo raise concerns, on the part of the Company, regarding Mr. Hamot’s ability to act in the Company’s best interest. In these communications, Costa Brava and its principal, Mr. Hamot, accused Wells Fargo and the Company of violating court orders that had been issued in a proceeding in England involving a relative of the holder of a majority of the Company’s Class A common stock. Wells Fargo responded to counsel for Costa Brava and denied the accusations calling them “unfounded and reckless” because, inter alia, the orders were not applicable to either Telos or Wells Fargo. The Company believes that there is no substantial basis for the allegations made by Costa Brava’s principal, Mr. Hamot.

As a result of these communications, the Company filed a Counterclaim against Costa Brava in the Litigation for tortuous interference with its business relationship with Wells Fargo and defamation. The Company also filed a Motion for Preliminary Injunction in the Litigation, seeking to enjoin Costa Brava’s communications with Wells Fargo as above described. The Court has issued a Consent Order, a copy of which is attached as Exhibit 1, in which Costa Brava has agreed “to cease, desist and refrain from initiating all further direct or indirect, verbal or written, contact or communications with Wells Fargo pertaining to alleged violations of court orders entered in a proceeding in England that allegedly reached a full and final settlement over three years ago.” The March 2007 Public Interest Report for the City of Westminster, England, a copy of which is attached to this Supplement to Information Statement as Exhibit 2, provides information regarding:

•	the nature of the legal proceedings in England,

•

the order and affidavit at issue (Order and Fourth Affidavit of John Michael Fordham, Westminster City Council v. Dame Shirley Porter, et al., No. HC01C05440 (High Court of Justice of England, Ch. 2003), copies of which are attached to this Supplement to Information Statement as Exhibit 3, and

•	the final resolution of the case.

TELOS CORPORATION

By:	/s/ Therese K. Hathaway
Therese K. Hathaway
Corporate Secretary

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